As filed with the Securities and Exchange Commission on February 11, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  ___________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ___________________________________
Varex Imaging Corporation
(Exact name of Registrant as specified in its charter)
 ___________________________________

Delaware	81-3434516
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1678 S. Pioneer Road,
Salt Lake City, Utah 84104
(Address of principal executive offices) (Zip Code)
Varex Imaging Corporation 2017 Employee Stock Purchase Plan
(Full title of the plan)
 ___________________________________

Kimberley E. Honeysett
Senior Vice President, General Counsel and Corporate Secretary
Varex Imaging Corporation
1678 S. Pioneer Road
Salt Lake City, Utah 84104
800-432-4422
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
    The documents containing the information specified in this Part I will be delivered to the participants in the Varex Imaging Corporation 2017 Employee Stock Purchase Plan as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement on Form S-8 (the “Registration Statement”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
    Varex Imaging Corporation (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents filed with the Commission:

(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 1, 2021, filed on November 19, 2021 (the “2021 10-K”);

(b)All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since October 1, 2021; and

(c)The description of the Registrant’s common stock contained in Exhibit 4.1, filed on December 20, 2019 with the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 27, 2019.
    All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.
    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
    Not applicable.

Item 5.	Interests of Named Experts and Counsel.
    Not applicable.

Item 6.	Indemnification of Directors and Officers.
    The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Registrant’s amended and restated certificate of incorporation will include such an exculpation provision. The Registrant’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and bylaws will also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation will expressly authorize the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities.

    The limitation of liability and indemnification provisions that will be in the Registrant’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Registrant’s directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions will not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws.
    The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

Item 7.	Exemption from Registration Claimed.
    Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)
24*	Power of Attorney (included as part of the signature pages of the Registration Statement)
99.1	Varex Imaging Corporation 2017 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the proxy statement filed by the Registrant on December 28, 2021)
107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.
    (a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this     Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
    (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on February 11, 2022.

Varex Imaging Corporation

By:	/s/ Kimberley E. Honeysett
Kimberley E. Honeysett Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY
    NOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Kimberley E. Honeysett, Sunny S. Sanyal and Shubham Maheshwari, as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sunny S. Sanyal	President and Chief Executive Officer (Principal Executive Officer) and Director	February 11 2022
Sunny S. Sanyal
	Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2022
/s/ Shubham Maheshwari	Chief Financial Officer (Principal Financial and Accounting Officer)	February 11 2022
Shubham Maheshwari
	Chairman of the Board	February 11, 2022
/s/ Ruediger Naumann-Etienne	Chairman of the Board	February 11, 2022
Ruediger Naumann-Etienne

	Director		February 11, 2022
Name	Title		Date
/s/ Jocelyn D. Chertoff	Director		February 11, 2022
Jocelyn D. Chertoff

/s/ Timothy E. Guertin	Director		February 11, 2022
Timothy E. Guertin			February 11, 2022

/s/ Jay K. Kunkel	Director		February 11, 2022
Jay K. Kunkel

/s/ Walter M Rosebrough, Jr.	Director		February 11, 2022
Walter M Rosebrough, Jr.

/s/ Christine A. Tsingos	Director		February 11, 2022
Christine A. Tsingos		February 11, 2022
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